Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-148121, No. 333-141385, No. 333-130315, No. 333-132489, and No. 333-162821, each on Form S-3, and Registration Statement No. 333-122737 and No. 333-129781, each on Form S-8, of our reports dated March 1, 2010 relating to the consolidated financial statements of Copano Energy, L.L.C. and the effectiveness of Copano Energy, L.L.C.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Copano Energy, L.L.C. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP

Houston, Texas
March 1, 2010